EXHIBIT 12

                              AMPHENOL CORPORATION

                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                              Amphenol Historical
                                                 -------------------------------------------
                                                            Year Ended December 31,
                                                 -------------------------------------------
                                         1997       1996       1995        1994        1993
                                      --------   --------   --------   ---------    --------
Income from continuing
   operations before income taxes
   and extraordinary items ........   $ 87,174   $109,665   $104,627   $  69,509    $ 38,076
Non-recurring acquisition expenses       2,500         --         --          --          --
Undistributed earnings of
   investments ....................         --         --         60        (272)       (410)
                                      --------   --------   --------   ---------    --------
                                        89,674    109,665    104,687      69,237      37,666
                                      --------   --------   --------   ---------    --------
Fixed charges:
   Interest .......................     64,713     24,617     25,548      30,382      41,184
   Other financing fees ...........      3,671      3,504      3,902       3,180       1,186
   Appropriate portion of rentals
   representative of the interest
   factor .........................      3,832      4,072      3,865       3,369       3,422
                                      --------   --------   --------   ---------    --------
      Total fixed charges .........     72,216     32,193     33,315      36,931      45,792
                                      --------   --------   --------   ---------    --------
Earnings from continuing operations
   before non-recurring acquisition
   expenses, undistributed earnings of
   investments, income taxes, fixed
   charges and extraordinary items    $161,890   $141,858   $138,002   $ 106,168    $ 83,458
                                      ========   ========   ========   =========    ========
Ratio of earnings to fixed charges        2.2x       4.4x       4.1x        2.9x        1.8x
                                      ========   ========   ========   =========    ========